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                                                                   EXHIBIT 6.32


                       FIRST AMENDMENT TO LOAN AGREEMENT
                             (AND PERMANENT WAIVER)

         THIS DOCUMENT is entered into as of October 10, 1997, between NEUTRAL POSTURE ERGONOMICS, INC., a Texas corporation ("BORROWER") and COMPASS BANK ("LENDER").

         WHEREAS, Borrower and Lender are parties to the Loan Agreement (as renewed, extended, and amended the "LOAN AGREEMENT") dated as of April 30, 1996, providing for extension of credit to Borrower in the principal sum of $500,000. Borrower has requested that Lender permanently waive the matters described in PARAGRAPH 2 below. Lender has agreed, subject to the terms and conditions of this document, to those permanent waivers as provided below. Borrower and Lender have further agreed to amend the Loan Agreement in respect of the matters described in PARAGRAPH 4 below and to provide for certain waivers and releases as described in PARAGRAPHS 2, 5 AND 6 below.

         ACCORDINGLY, for adequate and sufficient consideration, Borrower and Lender agree as follows:

1. TERMS AND REFERENCES. Unless otherwise stated in this document (A) terms defined in the Loan Agreement have the same meanings when used in this document and (B) references to "SECTIONS," "SCHEDULES," and "EXHIBITS" are to the Loan Agreement's sections, schedules, and exhibits.

2. PERMANENT WAIVERS. As of the effective date of this document, Lender permanently waives any Default that may exist solely as a result of Borrower's noncompliance with SECTION 3(E), 3(G), 3(I) AND 3(M).

3. LIMITATIONS OF WAIVERS AND AMENDMENTS. The permanent waivers under PARAGRAPH 2, the amendments under PARAGRAPH 4, the release under PARAGRAPH 5, and the waiver, release and termination under PARAGRAPH 6 are effective only upon, and at such time as, the Borrower's consummation of a public offering of its shares of Common Stock, par value $.01. Except as stated in PARAGRAPH 2 above, nothing in this agreement constitutes a waiver of existing or future Default.

4.   AMENDMENTS TO LOAN AGREEMENT. The Loan Agreement is amended as follows:

         (A) SECTION 3(a) is entirely amended as follows:

               a) Permit its working capital (being the excess of its current assets over its current liabilities) to be less than $500,000, or permit the ratio of its current assets to its current liabilities to be less than 1.5;

         (B) SECTION 3(b) is entirely amended as follows:

               b) Permit its net worth to be less than $2,500,000.00, or permit the ratio of its total liabilities to its net worth to exceed 1.50;

         (C) SECTION 3(c) is entirely deleted.

         (D) SECTION 3(e) is entirely deleted.

         (E) SECTION 3(g) is entirely deleted.


                                                     PERMANENT WAIVER AGREEMENT



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         (F) SECTION 3(h) is entirely amended as follows:

               h) Undergo a Change of Control. "Change of Control" shall mean any of the following:

                    (1) any consolidation or merger of Borrower in which Borrower is not the continuing or surviving corporation or pursuant to which shares of Borrower's common stock would be converted into cash, securities or other property, other than a merger of Borrower in which the holders of Borrower's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

                    (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Borrower;

                    (3) any approval by the shareholders of Borrower of any plan or proposal for the liquidation or dissolution of Borrower;

                    (4) the cessation of control (by virtue of their not constituting a majority of directors) of Borrower's Board of Directors by the individuals (the "Continuing Directors") who (x) at the date of this amendment were directors or (y) become directors after the date of this amendment and whose election or nomination for election by Borrower's shareholders, was approved by a vote of the directors then in office who were directors at the date of this amendment or whose election or nomination for election was previously so approved); or

                    (5) subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving Borrower to a case under Chapter 7.

         (G) SECTION 3(i) is entirely amended as follows:

               i) Pay any dividends (other than stock dividends consisting of its own stock but not the stock of any subsidiary) on any of its outstanding stock. NOTWITHSTANDING THE FOREGOING, the Borrower may, from time to time, declare dividends provided that after declaring such dividends and making such accrual entries on its books and records as are required in accordance with generally accepted accounting principles no Default would result hereunder either from the declaration of, or the accrual for, such dividends. Borrower shall obtain the prior consent of Lender before declaring such dividends.

         (H) SECTION 3(l) is entirely amended, as follows:

          l) Own, purchase or acquire, directly or indirectly, any stock or securities of any other person, firm or corporation, other than securities guaranteed as to principal and interest by the United States government or short-term, interest-bearing, investment grade securities;


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         (I) SECTION 3(m) is amended by deleting the words "with or," as follows:

               m) Make any loans or advances or sell any of its accounts receivable without recourse; or

         (J) SECTION 3(n) is entirely deleted.

         (K) SECTION 6 is entirely deleted.


5. RELEASE OF CERTAIN COLLATERAL. Lender hereby releases the life insurance policy with New York Life Insurance (#63514564) collateral referred to in the Security Agreement attached to the Loan Agreement and shall take all actions necessary to accomplish such release, including the filing of any required Form UCC-3.

6. WAIVER OF GUARANTY. Lender hereby waives, releases and terminates the personal guaranty of Rebecca Boenigk, Robert Boenigk, Jaye Congleton, and Dr. Jerome Congleton of any and all of Borrower's existing and future indebtedness to Lender, and Lender shall take all actions necessary to accomplish such waiver, release and termination.

7. RATIFICATIONS. Borrower (A) ratifies and confirms all provisions of the Loan Agreement, as amended, (B) ratifies and confirms that all guaranties, assurances, and liens granted, conveyed, or assigned to Lender under the Loan Agreement by Borrower are not released, reduced, or otherwise adversely affected by this agreement and continue to guarantee, assure, and secure full payment and performance of the present and future obligation, and (C) agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional documents and certificates as Lender may request in order to create, perfect, preserve, and protect those guaranties, assurances, and liens.

8. REPRESENTATIONS. Borrower represents and warrants to Lender that as of the date of this document (A) Borrower has all requisite authority and power to execute, deliver, and perform its obligations under this document, which execution, delivery, and performance have been duly authorized by all necessary corporate action, require no action by or filing with any governmental authority, do not violate any of its organizational documents or (except where not a materially adverse event) violate any governmental law, rule, or regulation applicable to it or any material agreement to which it or its assets are bound, (B) upon execution and delivery by all parties to it, this agreement will constitute the legal and binding obligation of Borrower, enforceable against it in accordance with the terms of this agreement except as that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity and (C) except as permanently waived by this document, no Default exists.

9. EXPENSES. Borrower shall pay all costs, fees, and expenses paid or incurred by Lender incident to this agreement, including, without limitation, the reasonable fees and expenses of Lender's counsel in connection with the negotiation, preparation, delivery, and execution of this agreement and any related documents.

10. MISCELLANEOUS. Unless stated otherwise (A) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (B) headings and captions may not be construed in interpreting provisions, (C) this agreement must be construed, and its performance enforced, under Texas law, (D) if any part of this agreement is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, and (E) this agreement may be


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executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same agreement.

11. ENTIRETIES. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES ABOUT THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

12. PARTIES. This document binds and inures to Borrower and Lender and their respective successors and assigns.

                     REMAINDER OF PAGE INTENTIONALLY BLANK.
                            SIGNATURE PAGE FOLLOWS.

                                                     PERMANENT WAIVER AGREEMENT


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         EXECUTED as of the date first stated above.

NEUTRAL POSTURE ERGONOMICS, INC.,           COMPASS BANK,
as Borrower                                 as Lender



By  /s/ Rebecca Boenigk                     By /s/ JERRY FOX
    -------------------------------           ---------------------------------
     Rebecca Boenigk,                         Name: Jerry Fox
     Chief Executive Officer                  Title: President














                                                     PERMANENT WAIVER AGREEMENT